Exhibit 99.1

  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AT SEPTEMBER 30, 2014 (UNAUDITED) AND DECEMBER 31, 2013

	September 30,	December 31,
(Dollars in thousands, except share data)	2014	2013
Assets:

Cash and cash equivalents:
Cash and due from banks	$1,968	$2,034
Interest-earning deposits	21,820	3,518
Total cash and cash equivalents	23,788	5,552

Securities available-for-sale	-	26,772
Loans, net	283,351	268,812
Federal Home Loan Bank ("FHLB") stock, at cost	3,472	2,589
Accrued interest receivable - loans	898	858
Accrued interest receivable - securities	-	135
Premises and equipment, net	1,452	1,852
Bank-owned life insurance	8,739	8,560
Goodwill	1,080	1,080
Real estate owned	16	126
Deferred tax assets	2,115	2,118
Other assets	416	573
Total assets	$325,327	$319,027

Liabilities and Stockholders' Equity:

Deposits:
Noninterest-bearing	$27,904	$27,247
Interest-bearing	181,288	191,985
Total deposits	209,192	219,232

Borrowings	62,861	45,591
Advance payments by borrowers for taxes and insurance	104	458
Accrued interest payable - deposits	75	107
Accrued interest payable - borrowings	91	144
Other liabilities	1,629	1,644
Total liabilities	273,952	267,176

Stockholders' equity
FedFirst Financial Corporation stockholders' equity:
Preferred stock $0.01 par value; 10,000,000 shares authorized; none issued	-	-
Common stock $0.01 par value; 20,000,000 shares authorized; 2,330,878 and
2,357,293 shares issued and outstanding	23	24
Additional paid-in-capital	30,764	31,169
Retained earnings - substantially restricted	21,398	21,528
Accumulated other comprehensive income, net of deferred tax of $0 and $40	-	62
Unearned Employee Stock Ownership Plan ("ESOP")	(907)	(1,037)
Total FedFirst Financial Corporation stockholders' equity	51,278	51,746
Noncontrolling interest in subsidiary	97	105
Total stockholders' equity	51,375	51,851
Total liabilities and stockholders' equity	$325,327	$319,027

See Notes to the Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE
AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013

Interest income:
Loans	$3,159	$2,912	$9,211	$8,855
Securities - taxable	143	196	464	695
Securities - tax exempt	37	37	112	113
Other interest-earning assets	24	10	65	18
Total interest income	3,363	3,155	9,852	9,681

Interest expense:
Deposits	282	341	901	1,086
Borrowings	183	317	684	967
Total interest expense	465	658	1,585	2,053
Net interest income	2,898	2,497	8,267	7,628

Provision for loan losses	-	200	295	365
Net interest income after provision for loan losses	2,898	2,297	7,972	7,263

Noninterest income:
Fees and service charges	158	187	455	576
Insurance commissions	805	755	2,513	2,505
Income from bank-owned life insurance	59	60	179	182
Net gain on sales of available-for-sale securities	76	-	76	-
Other	63	6	83	98
Total noninterest income	1,161	1,008	3,306	3,361

Noninterest expense:
Compensation and employee benefits	1,559	1,484	4,713	4,584
Occupancy	227	271	848	849
FDIC insurance premiums	56	44	153	134
Data processing	176	165	520	490
Professional services	110	139	427	441
Advertising	107	123	354	385
Merger-related	280	-	1,667	-
Other	436	325	1,045	872
Total noninterest expense	2,951	2,551	9,727	7,755

Income before income tax expense and noncontrolling
interest in net income of consolidated subsidiary	1,108	754	1,551	2,869
Income tax expense	408	273	546	966
Net income before noncontrolling interest in net income
of consolidated subsidiary	700	481	1,005	1,903
Noncontrolling interest in net income of consolidated subsidiary	22	18	69	70
Net income of FedFirst Financial Corporation	$678	$463	$936	$1,833

Earnings per share:
Basic	$0.30	$0.20	$0.42	$0.75
Diluted	0.29	0.19	0.41	0.75

Weighted-average shares outstanding:
Basic	2,238,632	2,373,378	2,233,033	2,428,692
Diluted	2,306,897	2,407,398	2,294,504	2,460,099

See Notes to the Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE THREE
AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2014	2013	2014	2013

Net income before noncontrolling interest in net income
of consolidated subsidiary	$700	$481	$1,005	$1,903

Other comprehensive (loss) income:
Unrealized gain on securities available-for-sale,
net of income tax expense	-	486	-	486
Reclassification adjustment on sales of securities available-for-sale,
net of income tax benefit	(273)	-	(62)	-
Other comprehensive (loss) income, net of income tax (benefit) expense	(273)	486	(62)	486
Comprehensive income	427	967	943	2,389
Less: Comprehensive income attributable to the
noncontrolling interest in subsidiary	22	18	69	70
Comprehensive income attributable to FedFirst Financial Corporation	$405	$949	$874	$2,319

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

				Accumulated
		Additional		Other		Noncontrolling	Total
	Common	Paid-in-	Retained	Comprehensive	Unearned	Interest in	Stockholders'
(Dollars in thousands, except per share data)	Stock	Capital	Earnings	(Loss) Income	ESOP	Subsidiary	Equity
December 31, 2012	$25	$34,986	$19,821	$(388)	$(1,210)	$60	$53,294
Comprehensive income:
Net income	-	-	1,833	-	-	70	1,903
Other comprehensive income, net of tax of $314	-	-	-	486	-	-	486
Issuance of common stock (14,750 shares)	-	260	-	-	-	-	260
Purchase and retirement of common
stock (122,957 shares)	(1)	(2,298)	-	-	-	-	(2,299)
ESOP shares committed to be released	-	(17)	-	-	130	-	113
Stock-based compensation expense	-	190	-	-	-	-	190
Stock awards granted (14,750 shares)	-	(260)	-	-	-	-	(260)
Stock options exercised (1,326 shares)	-	(2)	-	-	-	-	(2)
Distribution to noncontrolling shareholder	-	-	-	-	-	(32)	(32)
Dividends paid ($0.16 per share)	-	-	(389)	-	-	-	(389)
September 30, 2013	$24	$32,859	$21,265	$98	$(1,080)	$98	$53,264

				Accumulated
		Additional		Other		Noncontrolling	Total
	Common	Paid-in-	Retained	Comprehensive	Unearned	Interest in	Stockholders'
(Dollars in thousands, except per share data)	Stock	Capital	Earnings	Income	ESOP	Subsidiary	Equity
December 31, 2013	$24	$31,169	$21,528	$62	$(1,037)	$105	$51,851
Comprehensive income:
Net income	-	-	936	-	-	69	1,005
Other comprehensive loss, net of tax of $(40)	-	-	-	(62)	-	-	(62)
Issuance of common stock (5,150 shares)	-	111	-	-	-	-	111
Purchase and retirement of common
stock (41,483 shares)	(1)	(831)	-	-	-	-	(832)
ESOP shares committed to be released	-	1	-	-	130	-	131
Stock-based compensation expense	-	241	-	-	-	-	241
Stock awards granted (5,150 shares)	-	(111)	-	-	-	-	(111)
Stock options exercised and issued (9,918 shares)	-	184	-	-	-	-	184
Distribution to noncontrolling shareholder	-	-	-	-	-	(77)	(77)
Dividends paid ($0.47 per share)	-	-	(1,066)	-	-	-	(1,066)
September 30, 2014	$23	$30,764	$21,398	$-	$(907)	$97	$51,375

See Notes to the Unaudited Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

	Nine Months Ended
	September 30,
(Dollars in thousands)	2014	2013
Cash flows from operating activities:
Net income of FedFirst Financial Corporation	$936	$1,833
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest in net income of consolidated subsidiary	69	70
Provision for loan losses	295	365
Depreciation	539	217
Amortization of intangibles	11	42
Net gain on sales of available-for-sale securities	(76)	-
Net loss on sales of real estate owned	76	-
Net amortization of security premiums and loan costs	158	315
Noncash expense for ESOP	131	113
Noncash expense for stock-based compensation	241	190
Increase in bank-owned life insurance	(179)	(182)
Refund of FDIC prepaid insurance assessment	-	643
Decrease in other assets	468	947
Increase in other liabilities	(100)	(282)
Net cash provided by operating activities	2,569	4,313

Cash flows from investing activities:
Net loan originations	(14,903)	(13,183)
Proceeds from maturities and principal repayments of securities available-for-sale	3,893	14,202
Proceeds from sales of securities available-for-sale	22,748	-
Purchases of premises and equipment	(139)	(116)
(Increase) decrease in FHLB stock, at cost	(883)	1,523
Proceeds from sales of real estate owned	50	131
Net cash provided by investing activities	10,766	2,557

Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	30,140	(4,188)
Repayments of long-term borrowings	(12,870)	(1,990)
Net (decrease) increase in deposits	(10,040)	10,811
Decrease in advance payments by borrowers for taxes and insurance	(354)	(568)
Purchase and retirement of common stock	(832)	(2,299)
Dividends paid	(1,066)	(389)
Distribution to noncontrolling shareholder	(77)	(32)
Net cash provided by financing activities	4,901	1,345

Net increase in cash and cash equivalents	18,236	8,215
Cash and cash equivalents, beginning of period	5,552	5,874

Cash and cash equivalents, end of period	$23,788	$14,089

Supplemental cash flow information:
Cash paid for:
Interest on deposits and borrowings (including interest credited
to deposit accounts of $933 and $1,132 respectively)	$1,670	$2,149
Income taxes	522	380

Real estate acquired in settlement of loans	16	507

See Notes to the Unaudited Consolidated Financial Statements.

Notes to the Unaudited Consolidated Financial Statements

Note 1.  Basis of Presentation/Nature of Operations

The accompanying unaudited Consolidated Financial Statements include the accounts of FedFirst Financial Corporation (“FedFirst Financial” or the “Company”), a stock holding company established in 2010, whose wholly owned subsidiary is First Federal Savings Bank (“First Federal” or the “Bank”), a federally chartered stock savings bank, which owns FedFirst Exchange Corporation (“FFEC”). FFEC has an 80% controlling interest in Exchange Underwriters, Inc. (“Exchange Underwriters”). Exchange Underwriters is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products. All significant intercompany transactions have been eliminated.

First Federal operates as a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial business loans as well as a variety of deposit products for individuals and businesses from seven locations in southwestern Pennsylvania. First Federal conducts insurance brokerage activities through Exchange Underwriters. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The unaudited consolidated financial statements were prepared in accordance with instructions to Form 10-Q and, therefore, do not include information or notes necessary for a complete presentation of financial position, results of operations, changes in stockholders’ equity and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, all normal recurring adjustments that, in the opinion of management, are necessary to make the consolidated financial statements not misleading have been included. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the full year or any other interim period.

The Company evaluated subsequent events through the date the consolidated financial statements were filed with the Securities and Exchange Commission and incorporated into the consolidated financial statements the effect of all material known events determined by Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events, to be recognizable events.

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, evaluation of securities for other-than-temporary impairment including related cash flow projections, goodwill impairment, and the valuation of deferred tax assets.

Note 2.  Proposed Merger Announcement

On April 14, 2014, CB Financial Services, Inc. (“CB Financial”), a Carmichaels, Pennsylvania based holding company for Community Bank, and FedFirst Financial announced the signing of an Agreement and Plan of Merger (“Merger Agreement”) under which FedFirst Financial will merge with and into CB Financial in a cash and stock transaction valued at approximately $54.5 million. Under the terms of the Merger Agreement, stockholders of FedFirst Financial will be entitled to elect to receive $23.00 in cash or shares of CB Financial common stock based on a fixed exchange ratio of 1.1590 shares of CB Financial common stock for each share of FedFirst Financial common stock, subject to proration to ensure that at closing 65% of the outstanding shares of FedFirst Financial common stock are exchanged for shares of CB Financial common stock and the remaining 35% are exchanged for cash. CB Financial and FedFirst Financial expect to complete the transaction in the early fourth quarter of 2014. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the merger by shareholders of FedFirst Financial. The Merger Agreement contains certain provisions under which each party has agreed to pay the other a termination fee of $2.75 million if the Merger Agreement is terminated under certain circumstances.

Community Bank, a Pennsylvania-chartered commercial bank, operates eleven offices in Greene, Allegheny and Washington Counties in southwestern Pennsylvania. At December 31, 2013, CB Financial had total consolidated assets of approximately $546.5 million.

The Company incurred $280,000 and $1.7 million of merger-related expenses for the three and nine months ended September 30, 2014. Expenses consisted of professional services related to investment banker, legal, and special stockholder meeting fees, occupancy expenses related to the planned consolidation of the First Federal Peters and Washington branches into nearby Community Bank branches, and audit and accounting fees. The Company expects to incur additional expenses prior to the completion of the transaction including, but not limited to, compensation expense related to stock options and awards as well as severance and change in control agreement payments, additional investment banker, legal and other professional fees and fees related to the early termination of data processing and various other contracts.

On April 21, 2014, a class action complaint, captioned Sutton v. FedFirst Financial Corp., et al., was filed under Case No. 24C14002331, in the Circuit Court in Baltimore City, Maryland (the “Court”), against the Company, each of FedFirst Financial’s directors, and CB Financial. The complaint alleged, among other things, that the FedFirst Financial directors breached their fiduciary duties to FedFirst Financial and its stockholders by agreeing to sell to CB Financial without first taking steps to ensure that FedFirst Financial stockholders would obtain adequate, fair and maximum consideration under the circumstances, by agreeing to terms with CB Financial that benefit themselves and/or CB Financial without regard for the FedFirst Financial stockholders and by agreeing to terms with CB Financial that discourages other bidders. The plaintiff also alleged that CB Financial aided and abetted the FedFirst Financial directors’ breaches of fiduciary duties. The complaint sought, among other things, an order declaring the Merger Agreement unenforceable and rescinding and invalidating the Merger Agreement, an order enjoining the defendants from consummating the merger, as well as attorneys’ and experts’ fees and certain other damages. On June 20, 2014, the Company and the individual defendants filed a Motion to Dismiss the complaint. On July 29, 2014 the plaintiff filed an amended complaint adding an additional claim that the Form S-4 filed by CB Financial in connection with the merger contained material misstatements and omissions. The Company believed the factual allegations in the complaint, as amended, were without merit. On September 22, 2014, the Court dismissed all claims as to all defendants with prejudice, including claims against FedFirst Financial and its directors as well as claims against CB Financial.

Note 3.  Recent Accounting Pronouncements

ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU is intended to eliminate diversity in practice resulting from a lack of guidance on this topic in current GAAP. Under the ASU, an entity generally must present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Company’s financial condition and results of operation.

ASU 2014-04 Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure.  In January 2014, the FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure, to reduce diversity in practice by clarifying when an in substance repossession of foreclosure occurs, that is, when a creditor should be considered to have received physical possession of a residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operation.

ASU 2014-06 Technical Corrections and Improvements Related to Glossary Terms.  In March 2014, the FASB issued ASU 2014-06, Technical Corrections and Improvements Related to Glossary Terms, to amend and clarify various master glossary terms that cover a wide range of topics in the Accounting Standards Codification. The amendments in this ASU were effective upon issuance and did not have a material impact on the Company’s financial condition and results of operations.

ASU 2014-08 Presentation of Financial Statements and Property, Plant, and Equipment. In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment, to amend the definition of discontinued operation and requires entities to provide additional disclosures about disposal transactions that do not meet the discontinued operations criteria. The FASB issued the ASU to provide more decision-useful information to users and to elevate the threshold for a disposal transaction to qualify as a discontinued operation. This ASU is effective prospectively for all disposals (except disposals classified as held for sale before the adoption date) or components initially classified as held for sale in periods beginning on or after December 15, 2014, with early adoption permitted. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operations.

ASU 2014-09 Revenue from Contracts with Customers. In May 2014, the FASB issued 2014-09 Revenue from Contracts with Customers which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue model to contracts within its scope, an entity will identify the contract(s) with a customer (step 1), identify the performance obligations in the contract (step 2), determine the transaction price (step 3), allocate the transaction price to the performance obligations in the contract (step 4), and recognize revenue when (or as) the entity satisfies a performance obligation (step 5). The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. The ASU requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The ASU is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2016. Early application is not permitted. The Company has not yet determined the impact the adoption of this ASU will have on its financial condition and results of operations.

ASU 2014-11 Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, which changes the accounting for repurchase-to-maturity transactions and repurchase financing arrangements. The new guidance aligns the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Going forward, these transactions would all be accounted for as secured borrowings. It also requires additional disclosures about repurchase agreements and other similar transactions. The amendments in this ASU and disclosure for certain transactions accounted for as a sale are effective for the first interim or annual period beginning after December 15, 2014. The disclosure for transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. Earlier application is prohibited. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operations.

ASU 2014-12 Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU clarifies that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, an entity would not record compensation expense (measured as of the grant date without taking into account the effect of the performance target) related to an award for which transfer to the employee is contingent on the entity’s satisfaction of a performance target until it becomes probable that the performance target will be met. No new disclosures are required under the ASU. The ASU’s guidance is effective for reporting periods (including interim periods) beginning after December 15, 2015. Early adoption is permitted. In addition, all entities will have the option of applying the guidance either prospectively or retrospectively. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition and results of operations.

ASU 2014-14 Clarification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure. In August 2014, the FASB issued ASU 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, an amendment of ASC Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors. ASU 2014-14 specifies that a mortgage loan be derecognized and a separate other receivable be recognized upon foreclosure if the loan has a government guarantee that is not separable from the loan before foreclosure; and at the time of foreclosure, the creditor has the intent to convey the real estate to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under the amount of the claim, which must be a fixed amount determined on the basis of the fair value of the real estate. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The Company is evaluating the provisions of ASU 2014-14, but does not believe that its adoption will have a material impact on the Company’s financial condition and results of operations.

Note 4.  Securities

The Company sold its securities portfolio in the third quarter of 2014, recognizing a net gain of $76,000.

The following table sets forth the amortized cost and fair value of securities available-for-sale at December 31, 2013 (dollars in thousands).

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2013	Cost	Gains	Losses	Value
Municipal bonds	$7,988	$207	$225	$7,970
Mortgage-backed - GSEs	7,740	452	-	8,192
REMICs	6,946	98	25	7,019
Corporate debt	3,996	-	405	3,591
Total securities available-for-sale	$26,670	$757	$655	$26,772

The following table presents gross unrealized losses and fair value of securities aggregated by category and length of time that individual securities have been in a continuous loss position at December 31, 2013 (dollars in thousands).

	Less than 12 months			12 months or more			Total
	Number		Gross	Number		Gross	Number		Gross
	of	Fair	Unrealized	of	Fair	Unrealized	of	Fair	Unrealized
December 31, 2013	Securities	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
Municipal bonds	2	$4,147	$142	1	$1,058	$83	3	$5,205	$225
REMICs	3	2,532	25	-	-	-	3	2,532	25
Corporate debt	-	-	-	3	3,591	405	3	3,591	405
Total securities temporarily impaired	5	$6,679	$167	4	$4,649	$488	9	$11,328	$655

Note 5.  Loans

The following table sets forth the composition of our loan portfolio at the dates indicated (dollars in thousands).

	September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
Real estate-mortgage:
One- to four-family residential
Originated	$105,178	35.8%	$104,870	37.1%
Purchased	5,852	2.0	6,888	2.4
Total one- to four-family residential	111,030	37.8	111,758	39.5

Multi-family
Originated	7,225	2.4	7,083	2.5
Purchased	3,208	1.1	3,768	1.3
Total multi-family	10,433	3.5	10,851	3.8

Commercial	71,797	24.4	61,889	21.9
Total real estate-mortgage	193,260	65.7	184,498	65.2

Real estate-construction:
Residential	4,331	1.5	3,337	1.2
Commercial	13,025	4.4	15,979	5.7
Total real estate-construction	17,356	5.9	19,316	6.9

Consumer:
Home equity
Loan-to-value ratio of 80% or less	44,817	15.2	47,543	16.9
Loan-to-value ratio of greater than 80%	8,835	3.0	9,247	3.3
Total home equity	53,652	18.2	56,790	20.2

Other	1,624	0.6	1,666	0.6
Total consumer	55,276	18.8	58,456	20.8

Commercial business	28,134	9.6	20,023	7.1
Total loans	$294,026	100.0%	$282,293	100.0%

Net premiums on loans purchased	80		93
Net deferred loan costs	311		351
Loans in process	(7,520)		(10,617)
Allowance for loan losses	(3,546)		(3,308)
Loans, net	$283,351		$268,812

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated (dollars in thousands).

	September 30, 2014			December 31, 2013
	30-59	60-89	90 Days	30-59	60-89	90 Days
	Days	Days	or Greater	Days	Days	or Greater
	Past	Past	Past	Past	Past	Past
	Due	Due	Due	Due	Due	Due
Real estate - mortgage:
One- to four-family residential
Originated	$-	$508	$1,171	$1,012	$427	$627
Purchased	-	-	307	-	-	307
Total one- to four-family residential	-	508	1,478	1,012	427	934
Commercial	27	-	462	30	-	493
Total real estate - mortgage	27	508	1,940	1,042	427	1,427

Real estate - construction:
Residential	-	-	-	715	-	-

Consumer:
Home equity
Loan-to-value ratio of 80% or less	113	-	-	1	-	-
Loan-to-value ratio of greater than 80%	204	-	47	144	158	30
Total home equity	317	-	47	145	158	30
Other	61	-	-	-	3	-
Total consumer	378	-	47	145	161	30

Total delinquencies	$405	$508	$1,987	$1,902	$588	$1,457

Nonperforming Assets.  The following table provides information with respect to our nonperforming assets at the dates indicated (dollars in thousands).

	September 30, 2014		December 31, 2013
	Number of		Number of
	Contracts	Amount	Contracts	Amount
Nonaccrual loans:
Real estate - mortgage:
One- to four-family residential
Originated	5	$2,124	4	$1,595
Purchased	4	307	4	307
Total one- to four-family residential	9	2,431	8	1,902

Commercial	2	462	2	493
Total real estate - mortgage	11	2,893	10	2,395

Consumer:
Home equity
Loan-to-value ratio of greater than 80%	2	47	1	30
Total home equity	2	47	1	30

Total nonaccrual loans	13	2,940	11	2,425

Accruing loans past due 90 days or more	-	-	-	-
Total nonaccrual loans and accruing loans
past due 90 days or more	13	2,940	11	2,425
Real estate owned	1	16	1	126
Total nonperforming assets	14	$2,956	12	$2,551

Troubled debt restructurings
In nonaccrual status	1	952	1	968
Performing under modified terms	8	2,224	8	2,358
Troubled debt restructurings	9	$3,176	9	$3,326

Total nonperforming loans to total loans		1.00%		0.86%
Total nonperforming assets to total assets		0.91		0.80
Total nonperforming assets and troubled debt restructurings
performing under modified terms to total assets		1.59		1.54

Troubled Debt Restructurings.  A loan whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties is considered a troubled debt restructuring (“TDR”). TDRs typically are the result of our loss mitigation activities whereby concessions are granted to minimize loss and avoid foreclosure or repossession of collateral. The concessions granted for the TDRs in our portfolio primarily consist of, but are not limited to, capitalization of principal and interest due, reverting from payment of principal and interest to interest-only, or extending a maturity date through a signed forbearance agreement. Certain TDRs were placed in nonaccrual status at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period which is generally six consecutive months. Loans that were current at the time of classification remained on an accrual basis and are monitored to ensure restructured contractual terms are met.

TDRs are typically evaluated for any possible impairment similar to other impaired loans based on the current fair value of the collateral, less selling costs, for collateral dependent loans. If we determine that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through a specific allowance for loan losses. In periods subsequent to modification, we continue to evaluate all TDRs for any additional impairment and will adjust any specific allowances accordingly.

The following table provides information related to loans modified as TDRs during the three and nine months ended September 30, 2013 (dollars in thousands). There were no loans modified as a TDR during the three and nine months ended September 30, 2014. The pre-modification outstanding recorded investment represents the balance outstanding when the loan was determined to be a TDR. The post-modification outstanding recorded investment represents the outstanding balance at period end.

Performing Under Modified Terms
		Pre-	Post-
		Modification	Modification
	Number	Outstanding	Outstanding
	of	Recorded	Recorded	Specific
Three and Nine Months Ended September 30, 2013	Contracts	Investment	Investment	Allowance

Consumer:
Home equity (loan-to-value ratio of 80% or less)	1	373	276	-
Total troubled debt restructurings	1	$373	$276	$-

During the three and nine months ended September 30, 2014, no loans classified as a TDR were paid off.  During the three months ended September 30, 2013, one other consumer loan TDR with a balance of $7,000 was paid off. During the nine months ended September 30, 2013, one commercial real estate loan TDR with a balance of $76,000 and one other consumer loan TDR with a balance of $7,000 were paid off.

Impaired Loans.  The following tables summarize information in regards to impaired loans by loan portfolio class at the dates indicated (dollars in thousands).

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
September 30, 2014	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no related allowance recorded
One- to four-family originated residential	$1,233	$1,233	$-	$1,241	$38
Commercial real estate	2,571	2,584	-	2,650	109
Home equity (loan-to-value ratio of 80% or less)	394	394	-	399	14

Impaired loans with an allowance recorded
One- to four-family originated residential	$255	$255	$35	$255	$3

One- to four-family originated residential	$1,488	$1,488	$35	$1,496	$41
Commercial real estate	2,571	2,584	-	2,650	109
Home equity (loan-to-value ratio of 80% or less)	394	394	-	399	14
Total impaired loans	$4,453	$4,466	$35	$4,545	$164

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2013	Investment	Balance	Allowance	Investment	Recognized
Impaired loans with no related allowance recorded
One- to four-family originated residential	$1,505	$1,505	$-	$1,515	$65
Commercial real estate	2,705	2,705	-	2,742	149
Home equity (loan-to-value ratio of 80% or less)	405	405	-	409	10
Total impaired loans	$4,615	$4,615	$-	$4,666	$224

Allowance for loan losses.  The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a valuation allowance on impaired loans; and (2) a valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Allowance on Impaired Loans. We establish an allowance for loans that are individually evaluated and determined to be impaired. The amount of impairment is determined by the difference between the present value of the expected cash flows related to the loan, using current interest rates and its recorded value, or, as a practical measure in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans less estimated selling costs. At September 30, 2014, there were seven loan relationships that were individually evaluated for impairment, of which five were considered TDRs. TDR and impaired loan activity and any related specific allowances were previously discussed in the “Troubled Debt Restructurings” and “Impaired Loans” sections.

Allowance on the Remainder of the Loan Portfolio. We establish an allowance for loans that are not determined to be impaired. Management determines historical loss experience for each group of loans with similar risk characteristics within the portfolio based on loss experience for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan’s risk profile to be similar to another. We utilize previous years’ net charge-off experience by loan category as a basis in determining loss projections. In addition, there are two categories of loans considered to be higher risk concentrations that are evaluated separately when calculating the allowance for loan losses:

•
Loans purchased in the secondary market.  Prior to 2006, pools of multi-family and one- to four- family residential mortgage loans located in areas outside of our primary geographic lending area in southwestern Pennsylvania were acquired in the secondary market. Although these loans were underwritten to our lending standards, they are considered higher risk given our unfamiliarity with the geographic areas where the properties are located and ability to timely identify problem loans through servicer correspondence.

•
Home equity loans with a loan-to-value ratio greater than 80%. These loans are considered higher risk given the pressure on property values and reduced credit alternatives available to leveraged borrowers.

We also consider qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience. Our historical loss experience and qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and economy. At September 30, 2014, we utilized the three most recent years of loss history and periods where we did not experience any losses were excluded from determining the historical average loss for each loan class. Certain historical loss factors are annually adjusted when another complete year of loss history is available in order to incorporate recent loss experience in the allowance calculation.

The following table summarizes the activity in the allowance for loan losses for the three and nine months ended September 30, 2014 (dollars in thousands).

	Real estate - mortgage					Real estate-construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial
	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	Unallocated	Total

Loan Balance	$105,178	$5,852	$7,225	$3,208	$71,797	$4,331	$13,025	$44,817	$8,835	$1,624	$28,134		$294,026

Allowance for loan losses:
June 30, 2014	$506	$257	$113	$29	$1,146	$6	$150	$465	$263	$10	$541	$126	$3,612
Charge-offs	(10)	-	-	-	-	-	-	(53)	-	(7)	-	-	(70)
Recoveries	3	-	-	-	-	-	-	-	1	-	-	-	4
Provision	24	(8)	(1)	-	24	3	(44)	36	(7)	8	-	(35)	-
September 30, 2014	$523	$249	$112	$29	$1,170	$9	$106	$448	$257	$11	$541	$91	$3,546

December 31, 2013	$432	$286	$114	$34	$1,025	$6	$103	$475	$268	$11	$432	$122	$3,308
Charge-offs	(10)	-	-	-	-	-	-	(53)	-	(7)	-	-	(70)
Recoveries	9	-	-	-	-	-	-	-	4	-	-	-	13
Provision	92	(37)	(2)	(5)	145	3	3	26	(15)	7	109	(31)	295
September 30, 2014	$523	$249	$112	$29	$1,170	$9	$106	$448	$257	$11	$541	$91	$3,546

Individually evaluated
for impairment	$35	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$35
Collectively evaluated
on historical loss
experience	113	121	-	-	64	-	-	28	84	6	26	-	442
Collectively evaluated
on qualitative
factors	375	128	112	29	1,106	9	106	420	173	5	515	-	2,978
Unallocated	-	-	-	-	-	-	-	-	-	-	-	91	91

Total allowance
for loan losses	$523	$249	$112	$29	$1,170	$9	$106	$448	$257	$11	$541	$91	$3,546

Percent of Allowance	14.7%	7.0%	3.2%	0.8%	33.0%	0.3%	3.0%	12.6%	7.2%	0.3%	15.3%	2.6%	100.0%

Percent of Loans (1)	35.8%	2.0%	2.4%	1.1%	24.4%	1.5%	4.4%	15.2%	3.0%	0.6%	9.6%		100.0%

(1)	Represents percentage of loans in each category to total loans.

The following table summarizes the activity in the allowance for loan losses for the three and nine months ended September 30, 2013 (dollars in thousands).

	Real estate - mortgage					Real estate-construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial
	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	Unallocated	Total

Loan Balance	$103,170	$7,575	$7,016	$3,799	$53,368	$3,581	$16,341	$47,150	$9,200	$1,739	$20,756		$273,695

Allowance for loan losses:
June 30, 2013	$457	$300	$32	$93	$853	$3	$23	$475	$284	$18	$285	$167	$2,990
Recoveries	3	-	-	-	-	-	-	-	-	-	-	-	3
Provision	2	(6)	(11)	(1)	76	2	2	12	16	1	156	(49)	200
September 30, 2013	$462	$294	$21	$92	$929	$5	$25	$487	$300	$19	$441	$118	$3,193

December 31, 2012	$466	$372	$33	$102	$802	$3	$8	$434	$246	$19	$245	$156	$2,886
Charge-offs	(12)	(33)	-	-	-	-	-	-	(35)	-	-	-	(80)
Recoveries	9	-	-	-	9	-	-	-	1	3	-	-	22
Provision	(1)	(45)	(12)	(10)	118	2	17	53	88	(3)	196	(38)	365
September 30, 2013	$462	$294	$21	$92	$929	$5	$25	$487	$300	$19	$441	$118	$3,193

Collectively evaluated
on historical loss
experience	$128	$127	$-	$58	$106	$-	$-	$67	$115	$13	$12	$-	$626
Collectively evaluated
on qualitative
factors	334	167	21	34	823	5	25	420	185	6	429	-	2,449
Unallocated	-	-	-	-	-	-	-	-	-	-	-	118	118

Total allowance
for loan losses	$462	$294	$21	$92	$929	$5	$25	$487	$300	$19	$441	$118	$3,193

Percent of Allowance	14.5%	9.2%	0.6%	2.9%	29.1%	0.2%	0.7%	15.3%	9.4%	0.6%	13.8%	3.7%	100.0%

Percent of Loans (1)	37.7%	2.7%	2.6%	1.4%	19.5%	1.3%	6.0%	17.2%	3.4%	0.6%	7.6%		100.0%

(1)	Represents percentage of loans in each category to total loans.

Credit Quality Information.  Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency (“OCC”) has the authority to identify problem assets and, if appropriate, require them to be classified. There are four classifications for problem assets: special mention, substandard, doubtful and loss. The following table presents the classes of the loan portfolio and shows our credit risk profile by internally assigned risk rating at the dates indicated (dollars in thousands).

	Real estate - mortgage					Real estate-construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial	Total
September 30, 2014	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	loans
Grade
Pass	$103,054	$5,545	$5,424	$3,208	$69,338	$4,331	$13,025	$44,227	$8,788	$1,624	$26,564	$285,128
Special Mention	-	-	1,801	-	335	-	-	-	-	-	1,570	3,706
Substandard	2,124	307	-	-	2,124	-	-	590	47	-	-	5,192
Total	$105,178	$5,852	$7,225	$3,208	$71,797	$4,331	$13,025	$44,817	$8,835	$1,624	$28,134	$294,026

	Real estate - mortgage					Real estate-construction		Consumer
								Home equity (loan-
	One- to four-family							to-value ratio of
	residential		Multi-family					80%	greater	Other	Commercial	Total
December 31, 2013	(originated)	(purchased)	(originated)	(purchased)	Commercial	Residential	Commercial	or less)	than 80%)	Consumer	business	loans
Grade
Pass	$103,275	$6,581	$5,231	$3,768	$58,311	$3,337	$15,979	$46,934	$9,217	$1,666	$17,964	$272,263
Special Mention	-	-	1,852	-	676	-	-	-	-	-	2,059	4,587
Substandard	1,595	307	-	-	2,902	-	-	609	30	-	-	5,443
Total	$104,870	$6,888	$7,083	$3,768	$61,889	$3,337	$15,979	$47,543	$9,247	$1,666	$20,023	$282,293

Note 6.  Deposits

Deposits are summarized as follows (dollars in thousands).

	September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$27,904	13.3%	$27,247	12.4%
Interest-bearing demand deposits	27,861	13.3	30,733	14.0
Savings accounts	24,754	11.8	24,415	11.1
Money market accounts	55,887	26.7	48,746	22.2
Certificates of deposit	72,786	34.9	88,091	40.3
Total deposits	$209,192	100.0%	$219,232	100.0%

Note 7.  Borrowings

We utilize borrowings as a supplemental source of funds for loans and securities. The primary sources of borrowings are FHLB advances and, to a limited extent, repurchase agreements. At September 30, 2014, we had $63.0 million of FHLB advances and at December 31, 2013, we had $45.9 million of borrowings of which $42.9 million were FHLB advances and $3.0 million were repurchase agreements. At September 30, 2014 and December 31, 2013, our FHLB advances were comprised of fixed rate advances.

The following table sets forth borrowings based on their stated maturities and weighted average rates at the dates indicated.

	September 30, 2014		December 31, 2013
		Weighted		Weighted
		Average		Average
(Dollars in thousands)	Balance	Rate	Balance	Rate
Due in one year or less	$63,000	1.19%	$33,860	1.81%
Due in one to two years	-	-	12,000	3.82
Advances	$63,000		$45,860
Less: deferred premium on modification	(139)		(269)
Total advances	$62,861	1.19%	$45,591	2.34%

The following table sets forth information concerning our borrowings for the periods indicated.

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
(Dollars in thousands)	2014	2013
Maximum amount outstanding at any month end during the period	$62,861	$46,338
Average amount outstanding during the period	45,928	37,784
Weighted average rate during the period	1.99%	3.37%

Note 8.  Earnings Per Share

Basic earnings per common share is calculated by dividing FedFirst Financial’s net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed in a manner similar to basic earnings per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. Common stock equivalents include restricted stock awards and stock options. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. Unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for purposes of calculating both basic and diluted earnings per common share until they are committed to be released.

The following table sets forth basic and diluted (loss) earnings per common share at the dates indicated.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013

Net (loss) income of FedFirst Financial Corporation	$678	$463	$936	$1,833
Weighted-average shares outstanding:
Basic	2,238,632	2,373,378	2,233,033	2,428,692
Effect of dilutive stock options and
restrictive stock awards	68,265	34,020	61,471	31,407
Diluted	2,306,897	2,407,398	2,294,504	2,460,099

(Loss) earnings per share:
Basic	$0.30	$0.20	$0.42	$0.75
Diluted	0.29	0.19	0.41	0.75

The dilutive effect on average shares outstanding is the result of stock options outstanding and restricted stock. For the three months ended September 30, 2014 and 2013, options to purchase 278,245 and 162,384 shares of common stock, respectively, were considered dilutive. For the nine months ended September 30, 2014 and 2013, options to purchase 278,245 and 157,886 shares of common stock, respectively, were considered dilutive. For the three and nine months ended September 30, 2013, options to purchase 134,538 and 139,036 shares of common stock, respectively, at a weighted average exercise price of $19.31 and $19.95 per share, respectively, were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Note 9.  Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could realize in a sale transaction on the dates indicated. The estimated fair value amounts were measured as of September 30, 2014 and December 31, 2013 and were not re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to September 30, 2014 and December 31, 2013 may be different than the amounts reported at each period end.

The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are active, and model derived valuations in which significant inputs or significant drivers are observable in active markets.

Level 3 –	Valuations derived from valuation techniques in which one or more significant inputs or significant drivers are unobservable.

The following is a discussion of assets and liabilities measured at fair value on a recurring basis and the valuation techniques used:

Securities available for sale. The majority of the Company’s securities are included in Level 2 of the fair value hierarchy. Fair values were primarily determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-corroborated data, such as instruments with similar prepayment speeds and default interest rates. The standard inputs that are normally used include benchmark yields of like securities, reportable trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. In some cases, the fair value was determined from a broker who is able to quote a price based on observable inputs in a liquid market for similar securities.

In some instances, the fair value of certain securities, such as corporate debt securities, cannot be determined using these techniques due to the lack of relevant market data. As such, these securities are valued using an alternative technique and classified within Level 3 of the fair value hierarchy.

The corporate debt securities are pooled trust preferred CDOs collateralized by the trust preferred securities of insurance companies in the United States. The CDOs could not be priced using quoted market prices, observable market activity or comparable trades, and the financial market was considered not active. The trust preferred market has been severely impacted by the lack of liquidity in the credit markets and concern over the financial services industry. There has been little or no active trading in these securities; therefore it was more appropriate to determine fair value using a discounted cash flow analysis.

The Company utilized a third party pricing service that performed a two-step process to determine the fair value of the CDOs. First, an asset analysis was performed to evaluate the credit quality of the collateral and the deal structure using probability of default values for each underlying issuer and loss given default values by asset type. Probability of default is the likelihood that the issuer of the CDOs will go into default and stop paying and was estimated using an expected default frequency approach, which considers the market value and volatility of a firm’s assets and the threshold for default. Probability of default was combined with correlation assumptions, which is the tendency of companies to default once other companies have defaulted. CDOs are more likely to experience stress at the same time since they are concentrated in the same sector, therefore a 50% asset correlation was assumed for issuers in the same industry. Loss given default is the amount of cash lost to the investor at the time of default and is related to the recovery rate. Loss and recovery estimates determine how much cash remains when an issuer goes into default. Deferrals are a common feature of CDOs and were treated as defaults in the analysis. Loss given default has been historically high for CDOs and therefore a 0% recovery rate was assumed on currently defaulted and deferring assets, which resulted in a 100% loss given default.

Second, a liability analysis was performed in which the expected cash flows produced based off the expected credit events of the asset analysis were allocated across the tranches to determine the tranches that would get paid or incur a loss. These expected cash flows were discounted at a risk free interest rate plus a premium for illiquidity (3 month LIBOR plus 300 basis points) to produce a discounted cash flow valuation and determine an estimated fair value.

For financial assets measured at fair value on a recurring basis, the following tables set forth the fair value measurements by fair value hierarchy at the dates indicated.

(Dollars in thousands)	December 31, 2013
Significant other observable inputs (Level 2)
Securities available-for-sale
Municipal bonds	$7,970
Mortgage-backed - GSEs	8,192
REMICs	7,019
Total significant other observerable inputs (Level 2)	23,181

Significant unobservable inputs (Level 3)
Securities available-for-sale
Corporate debt	3,591
Total significant unobservable inputs (Level 3)	3,591
Total securities available-for-sale	$26,772

Total assets measured at fair value on a recurring basis	$26,772

Significant
Unobservable Inputs
(Dollars in thousands)	(Level 3)
December 31, 2012	$1,882
Total unrealized gains included in other comprehensive income	1,708
Discount accretion	1
December 31, 2013	$3,591
Sales	(3,591)
September 30, 2014	$-

We may be required to measure certain assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or writedowns of individual assets.

The following is a discussion of assets and liabilities measured at fair value on a nonrecurring basis.

Impaired loans. Certain impaired loans over $250,000 are individually reviewed to determine the amount of each loan that may be at risk of noncollection. When repayment is expected solely from the collateral, the impaired loans are reported at the fair value of the underlying collateral using property appraisals less any projected selling costs.

Real estate owned. The fair value of real estate owned is estimated using property appraisals less any projected selling costs.

For financial assets measured at fair value on a nonrecurring basis, the following table sets forth the fair value measurements by fair value hierarchy at the dates indicated.

	September 30, 2014		December 31, 2013
(Dollars in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Level 3
Impaired loans	$255	$220	$586	$586
Real estate owned	16	16	465	465
Total assets measured at fair value
on a nonrecurring basis	$271	$236	$1,051	$1,051

For Level 3 assets measured at fair value on a nonrecurring basis as of September 30, 2014, the following table sets forth the significant unobservable inputs used in the fair value measurements.

(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Nonrecurring basis
Impaired loans	220	Appraisal value	Selling costs	10-20%
Real estate owned	16	Appraisal value	Selling costs	10-20%

The following presents the fair value of financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In addition, the following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at September 30, 2014 and December 31, 2013.

Cash and Cash Equivalents

The carrying amounts approximate the asset’s fair values.

Loans

The fair values for residential real estate loans are estimated using discounted cash flow analyses using mortgage commitment rates from either FNMA or FHLMC. The fair values of consumer and commercial business loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases. The fair values of multi-family and commercial real estate loans are estimated using discounted cash flow analysis, using interest rates based on national commitment rates on similar loans. The carrying value is net of the allowance for loan losses. Due to the significant judgment involved in evaluating credit quality and the allowance for loan losses, loans are classified as Level 3.

Federal Home Loan Bank Stock

The carrying amount approximates the asset’s fair value.

Accrued Interest Receivable and Accrued Interest Payable

The fair value of these instruments approximates the carrying value.

Deposits

The fair values disclosed for demand deposits (e.g., savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts).  Fair values of certificates of deposits are estimated using a discounted cash flow calculation that applies the FHLB of Pittsburgh advance yield curve to the maturity schedule of the Bank’s certificates of deposit.

Borrowings

The fair value of FHLB advances and repurchase agreements are estimated using a discounted cash flow calculation using the current FHLB advance yield curve. This is the method that the FHLB of Pittsburgh used to determine the cost of terminating the borrowing contract.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure purposes.

The following table sets forth the carrying amount and estimated fair value of financial instruments at the dates indicated (dollars in thousands).

	Carrying	Estimated	Fair Value Measurements
September 30, 2014	Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$23,788	$23,788	$23,788	$-	$-
Loans, net	283,351	289,118	-	-	289,118
FHLB stock	3,472	3,472	-	3,472	-
Accrued interest receivable	898	898	-	898	-

Financial liabilities:
Deposits	209,192	209,203	-	209,203	-
Borrowings	62,861	63,187	-	63,187	-
Accrued interest payable	166	166	-	166	-

	Carrying	Estimated	Fair Value Measurements
December 31, 2013	Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$5,552	$5,552	$5,552	$-	$-
Securities available-for-sale	26,772	26,772	-	23,181	3,591
Loans, net	268,812	271,038	-	-	271,038
FHLB stock	2,589	2,589	-	2,589	-
Accrued interest receivable	993	993	-	993	-

Financial liabilities:
Deposits	219,232	219,538	-	219,538	-
Borrowings	45,591	46,446	-	46,446	-
Accrued interest payable	251	251	-	251	-

Note 10.  Other Comprehensive Income (Loss)

The following table sets forth the tax effects allocated to each component of the Company’s other comprehensive income (loss) at the dates indicated (dollars in thousands).

	Before Income	Income	Net of Income
	Tax Expense	Tax Expense	Tax Expense
Three Months Ended September 30, 2014	(Benefit)	(Benefit)	(Benefit)
Other comprehensive loss:
Reclassification adjustment on sales of securities available-for-sale	(449)	(176)	(273)

Three Months Ended September 30, 2013
Other comprehensive income:
Unrealized gain on securities available-for-sale	$799	$313	$486

Nine Months Ended September 30, 2014
Other comprehensive loss:
Reclassification adjustment on sales of securities available-for-sale	(102)	(40)	(62)

Nine Months Ended September 30, 2013
Other comprehensive income:
Unrealized gain on securities available-for-sale	$800	$314	$486

Note 11.  Segment Reporting

The consolidated operating results of FedFirst Financial are presented as a single financial services segment. FedFirst Financial is the parent company of the Bank, which owns FFEC. FFEC has an 80% controlling interest in Exchange Underwriters, Inc. Exchange Underwriters, Inc. is managed separately from the banking and related financial services that the Company offers. Exchange Underwriters, Inc. is an independent insurance agency that offers property and casualty, life, health, commercial general liability, surety and other insurance products.

Following is a table of selected financial data for the Company's subsidiaries and consolidated results for the dates indicated (dollars in thousands).

	First Federal Savings Bank	Exchange Underwriters, Inc.	FedFirst Financial Corporation	Net Eliminations	Consolidated

September 30, 2014
Assets	$325,506	$1,252	$51,307	$(52,738)	$325,327
Liabilities	278,408	433	29	(4,918)	273,952
Stockholders' equity	47,098	819	51,278	(47,820)	51,375

December 31, 2013
Assets	$319,381	$1,438	$51,773	$(53,565)	$319,027
Liabilities	273,457	578	27	(6,886)	267,176
Stockholders' equity	45,924	860	51,746	(46,679)	51,851

Three Months Ended September 30, 2014
Total interest income	$3,363	$-	$18	$(18)	$3,363
Total interest expense	483	-	-	(18)	465
Net interest income	2,880	-	18	-	2,898
Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	2,880	-	18	-	2,898
Noninterest income	356	805	-	-	1,161
Noninterest expense	2,262	615	74	-	2,951
Undistributed net income of subsidiary	110	-	715	(825)	-
Income before income tax expense (benefit) and noncontrolling
interest in net income of consolidated subsidiary	1,084	190	659	(825)	1,108
Income tax expense (benefit)	347	80	(19)	-	408
Net income before noncontrolling interest in net
income of consolidated subsidiary	737	110	678	(825)	700
Less: Noncontrolling interest in net income of
consolidated subsidiary	22	-	-	-	22
Net income of FedFirst Financial Corporation	$715	$110	$678	$(825)	$678

Nine Months Ended September 30, 2014
Total interest income	$9,852	$-	$55	$(55)	$9,852
Total interest expense	1,640	-	-	(55)	1,585
Net interest income	8,212	-	55	-	8,267
Provision for loan losses	295	-	-	-	295
Net interest income after provision for loan losses	7,917	-	55	-	7,972
Noninterest income	793	2,513	-	-	3,306
Noninterest expense	7,519	1,918	290	-	9,727
Undistributed net income of subsidiary	344	-	1,091	(1,435)	-
Income before income tax expense (benefit) and noncontrolling
interest in net income of consolidated subsidiary	1,535	595	856	(1,435)	1,551
Income tax expense (benefit)	375	251	(80)	-	546
Net income before noncontrolling interest in net
income of consolidated subsidiary	1,160	344	936	(1,435)	1,005
Less: Noncontrolling interest in net income of
consolidated subsidiary	69	-	-	-	69
Net income of FedFirst Financial Corporation	$1,091	$344	$936	$(1,435)	$936

(Dollars in thousands)	First Federal Savings Bank	Exchange Underwriters, Inc.	FedFirst Financial Corporation	Net Eliminations	Consolidated
Three Months Ended September 30, 2013
Total interest income	$3,155	$-	$21	$(21)	$3,155
Total interest expense	679	-	-	(21)	658
Net interest income	2,476	-	21	-	2,497
Provision for loan losses	200	-	-	-	200
Net interest income after provision for loan losses	2,276	-	21	-	2,297
Noninterest income	253	755	-	-	1,008
Noninterest expense	1,893	598	60	-	2,551
Undistributed net income of subsidiary	88	-	489	(577)	-
Income before income tax expense (benefit) and
noncontrolling interest in net income of consolidated subsidiary	724	157	450	(577)	754
Income tax expense (benefit)	217	69	(13)	-	273
Net income before noncontrolling interest in net
income of consolidated subsidiary	507	88	463	(577)	481
Less: Noncontrolling interest in net income of
consolidated subsidiary	18	-	-	-	18
Net income of FedFirst Financial Corporation	$489	$88	$463	$(577)	$463

Nine Months Ended September 30, 2013
Total interest income	$9,681	$-	$63	$(63)	$9,681
Total interest expense	2,116	-	-	(63)	2,053
Net interest income	7,565	-	63	-	7,628
Provision for loan losses	365	-	-	-	365
Net interest income after provision for loan losses	7,200	-	63	-	7,263
Noninterest income	856	2,505	-	-	3,361
Noninterest expense	5,641	1,900	214	-	7,755
Undistributed net income of subsidiary	349	-	1,933	(2,282)	-
Income before income tax expense (benefit) and
noncontrolling interest in net income of consolidated subsidiary	2,764	605	1,782	(2,282)	2,869
Income tax expense (benefit)	761	256	(51)	-	966
Net income before noncontrolling interest in net
income of consolidated subsidiary	2,003	349	1,833	(2,282)	1,903
Less: Noncontrolling interest in net income of
consolidated subsidiary	70	-	-	-	70
Net income of FedFirst Financial Corporation	$1,933	$349	$1,833	$(2,282)	$1,833

Note 12.  Stock Based Compensation

In 2006, the Company’s stockholders approved the 2006 Equity Incentive Plan (the “2006 Plan”). The purpose of the 2006 Plan is to promote the Company’s success and enhance its value by linking the personal interests of its employees, officers, directors and directors emeritus to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. All of the Company’s salaried employees, officers and directors are eligible to participate in the 2006 Plan. The 2006 Plan authorizes the granting of options to purchase shares of the Company’s stock, which may be non-statutory stock options or incentive stock options, and restricted stock which is subject to restrictions on transferability and subject to forfeiture. The 2006 Plan reserved an aggregate number of 214,787 shares of which 153,419 may be issued in connection with the exercise of stock options and 61,367 may be issued as restricted stock.

In 2011, the Company’s stockholders approved the 2011 Equity Incentive Plan (the “2011 Plan”). The 2011 Plan’s details related to purpose, eligibility, and granting of shares are the same as noted above for the 2006 Plan. The 2011 Plan reserved an aggregate number of 204,218 shares of which 145,870 may be issued in connection with the exercise of stock options and 58,348 may be issued as restricted stock.

The Company recognizes expense associated with the awards over the five-year vesting period in accordance with ASC 718 Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees. Compensation expense was $81,000 for the three months ended September 30, 2014 compared to $68,000 for the three months ended September 30, 2013. For the nine months ended September 30, 2014, compensation expense was $241,000 compared to $190,000 for the nine months ended September 30, 2013. As of September 30, 2014, there was $1.0 million of total unrecognized compensation cost related to nonvested stock-based compensation compared to $1.2 million at December 31, 2013. The compensation expense at September 30, 2014 is expected to be recognized ratably over the weighted average remaining service period of 3.3 years.

	Stock Options
		Weighted	Weighted
	Number	Average	Average
	of	Exercise	Remaining
Stock-Based Compensation	Shares	Price	Term
Outstanding at December 31, 2013	294,081	$16.44	7.08
Exercised or converted	(9,918)	18.60
Expired	(5,918)	21.35
Outstanding at September 30, 2014	278,245	$16.26	6.51

Exercisable at September 30, 2014	146,709	$16.60	5.16

	Stock Options		Restricted Stock Awards
	Number of	Fair-Value	Number of	Fair-Value
	Shares	Price	Shares	Price
Nonvested at December 31, 2013	175,390	$3.37	46,715	$16.80
Granted	-	-	5,150	21.60
Vested	(43,854)	3.33	(7,671)	15.09
Nonvested at September 30, 2014	131,536	$3.38	44,194	$17.66

Note 13.  Related Parties

In 2002, the Company purchased an 80% controlling interest in Exchange Underwriters. The President of Exchange Underwriters is Richard B. Boyer, who owns the remaining 20% of Exchange Underwriters (“Shareholder”). Mr. Boyer is on the board of directors of the Company. The original stock purchase agreement between FFEC and the Shareholder includes an obligation for the Company to purchase the Shareholder’s 20% stake upon the earliest of (1) the termination of the Shareholder’s employment for any reason, (2) May 29, 2014 (the twelfth anniversary of the closing date of the stock purchase agreement), or (3) the transfer by the Shareholder of any of his shares. The Shareholder has a right of first refusal to purchase the FFEC’s interest in Exchange Underwriters prior to the FFEC selling or transferring such shares and has “tag-along” rights to participate in any sale to a buyer on the same terms and conditions as FFEC.

In connection with the execution of the Merger Agreement with CB Financial, FFEC entered into a new stock purchase agreement dated as of April 14, 2014 by and between FFEC and Richard B. Boyer, which provides for the purchase of Mr. Boyer’s interest in Exchange Underwriters for total consideration of $1.2 million immediately prior to the closing of the Company’s merger with CB Financial. FFEC also entered into an amendment to the original stock purchase agreement which extends from May 29, 2014 to June 1, 2017 the date on which FedFirst Financial is obligated to purchase Mr. Boyer’s interest in Exchange Underwriters in the event that the merger is not completed.